Exhibit 99.1

SPRINGRIDGE ASSETS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the partners of Chesapeake Midstream Partners, L.P.:

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows, and of changes in division equity present fairly, in all material respects, the financial position of the Springridge Assets (“Springridge”) at December 31, 2009, and results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Springridge’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 3, the Springridge Assets earned all of its revenues from an affiliate and has other significant transactions with affiliated entities.

/s/ PricewaterhouseCoopers LLP

December 16, 2010

Tulsa, Oklahoma

SPRINGRIDGE ASSETS

BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS (collateral for Parent debt – see Note 8)
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, affiliate	21,610	18,414
Other current assets	2,120	1,677

Total current assets	23,730	20,091

Property, plant and equipment:
Gathering systems	326,198	238,447
Other fixed assets	1,901	1,189
Less: Accumulated depreciation	(13,392)	(4,511)

Total property, plant and equipment, net	314,707	235,125

Deferred loan costs, net	756	903

Total assets (collateral for Parent debt – see Note 8)	$339,193	$256,119

LIABILITIES AND DIVISION EQUITY

Current liabilities:
Accounts payable, affiliate	$13,988	$17,580
Accrued liabilities, affiliate	1,949	768

Total current liabilities	15,937	18,348

Long-term liabilities:
Revolving bank credit facility, affiliate	41,107	—

Total long-term liabilities	41,107	—

Commitments and contingencies (Note 7)

Division Equity	282,149	237,771

Total liabilities and division equity	$339,193	$256,119

The accompanying notes are an integral part of these financial statements.

SPRINGRIDGE ASSETS

STATEMENTS OF OPERATIONS

($ in thousands)

	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009
	(unaudited)

Revenues, affiliate:	$39,685	$29,219

Operating Expenses:
Operating	15,363	11,161
Depreciation and amortization	9,125	4,190
General and administrative	3,302	1,661

Total operating expense	27,790	17,012

Operating income	11,895	12,207

Other Income (Expense):
Interest expense	(86)	(39)

Income before income tax expense	11,809	12,168
Income tax expense	—	—

Net income	$11,809	$12,168

The accompanying notes are an integral part of these financial statements.

SPRINGRIDGE ASSETS

STATEMENTS OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(unaudited)
Cash flows from operating activities:
Net income	$11,809	$12,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,125	4,190
Changes in assets and liabilities:
Increase in accounts receivable	(3,196)	(16,285)
Increase in other assets	(443)	(1,664)
Decrease in accounts payable	(2,400)	(12,147)
Increase in accrued liabilities	1,181	509

Net cash provided by (used in) operating activities	16,076	(13,229)

Cash flows from investing activities:
Additions to property, plant and equipment	(89,605)	(162,284)

Net cash used in investing activities	(89,605)	(162,284)

Cash flows from financing activities:

Contributions from Parent	32,569	176,416
Proceeds from long-term debt borrowings	83,743	—
Payments on long-term debt borrowings	(42,636)	—
Debt issuance cost	(147)	(903)

Net cash provided by financing activities	73,529	175,513

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Supplemental disclosure of non-cash investing activities: Changes in accounts payable related to purchase of property, plant and equipment	$(1,191)	$(9,998)

The accompanying notes are an integral part of these financial statements.

SPRINGRIDGE ASSETS

STATEMENTS OF CHANGES IN DIVISION EQUITY

($ in thousands)

	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009
	(unaudited)

Beginning balance	$237,771	$49,187

Net income	11,809	12,168
Contributions from Parent	32,569	176,416

Ending Balance	$282,149	$237,771

The accompanying notes are an integral part of these financial statements.

SPRINGRIDGE ASSETS

NOTES TO FINANCIAL STATEMENTS

1.	Nature of Business and Basis of Presentation

The accompanying financial statements and related notes present the financial position, results of operations, division equity and cash flows of certain midstream assets acquired by Chesapeake Midstream Partners, L.P. (the “Partnership”) from Chesapeake Midstream Development, L.P. (the “Parent”) an affiliate of Chesapeake Energy Corporation (“Chesapeake”). The acquisition (“Springridge Acquisitions”) consisted of the Springridge gathering system and related facilities (the “Springridge Assets”), located in the Caddo and De Soto Parishes of Louisiana in the Haynesville Basin.

These financial statements were prepared in connection with the Partnership’s acquisition of the Springridge Assets from the Parent and incorporate the activities and account balances of the Springridge Assets as reflected in the historical cost-basis accounts of Chesapeake, with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.

These financial statements and notes thereto were prepared for the purpose of complying with Securities Exchange Commission rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulleting Topic 1-B, Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by Chesapeake and its affiliates were only indirectly attributable to the Springridge Assets. In connection with the Springridge Acquisition by the Partnership, agreements between affiliates of Chesapeake and the Partnership were established or amended with respect to the Springridge Assets and will become effective either on November 30, 2010, or the closing date of the acquisition. These agreements materially affect certain items related to the Springridge Assets, primarily general and administrative expense and settlements of affiliate-based transactions. The Partnership entered into a 10-year, fee-based gathering agreement with affiliates of Chesapeake for all of Chesapeake’s affiliate throughput on the Springridge Assets. Beginning with the Partnership’s annual report on form 10-K for the year ended December 31, 2010, the Springridge Assets will be consolidated by the Partnership. Accordingly, these financial statements are not indicative of the actual results of operations that would have occurred if the Springridge Assets had been operated separately during the periods reported under the aforementioned fee based gathering agreement with Chesapeake. Transactions between the Springridge Assets and Chesapeake and its affiliates have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2 and Note 3.

Management has evaluated and disclosed all material subsequent events through December 16, 2010.

2.	Summary of Significant Accounting Policies

Use of Estimates

To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.

Effects on the Springridge Assets’ business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts and circumstances may result in revised estimates and actual results may differ from these estimates.

SPRINGRIDGE ASSETS

NOTES TO FINANCIAL STATEMENTS

Fair Value

Estimated fair values are determined by using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. Based on the borrowing rates available at September 30, 2010, for debt with similar terms and maturities, the carrying value of long-term debt approximates its fair value.

Property, plant and equipment and impairment of long-lived assets

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value if impaired. All construction related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.

Depreciation is calculated using the straight-line method, based on the assets estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Management evaluates the ability to recover the carrying amount of long-lived assets and determines whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting impairment charge.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. No impairment was recognized for the nine months ended September 30, 2010 or for the year ended December 31, 2009.

Revenue recognition

Revenue includes gathering services pursuant to fee-based agreements. Under its fee-based agreements, the Springridge Assets earn a fixed fee per unit of the natural gas gathered and recognize revenues for its services at the time such services are performed. In connection with the Springridge Acquisition, the Partnership entered into a 10-year, fee-based gathering agreement with Chesapeake which will become effective upon closing for all of its affiliate throughput on the Springridge Assets.

SPRINGRIDGE ASSETS

NOTES TO FINANCIAL STATEMENTS

Natural gas imbalances

Other current assets includes natural gas imbalance receivables resulting from differences in (i) gas volumes received into the Springridge Assets and (ii) gas volumes delivered by the Springridge Assets to customers or otherwise settled pursuant to the applicable contract terms. Natural gas imbalances that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and generally reflect market index prices. Other natural gas imbalances that are ultimately settled in-kind are valued at the weighted average cost of natural gas as of the balance sheet dates. Changes in natural gas imbalances are reported in other revenues or cost of product expense in the statements of operations.

Cash

Chesapeake or its affiliates provided cash as needed to support the Springridge Assets and collected cash from the services provided by the Springridge Assets. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates for information on the Parent’s centralized cash management process. Net cash paid to or received from the Parent is reflected as net contributions from or distributions to Chesapeake on the accompanying statements of division equity and cash flows.

Income Taxes

The Springridge Asset’s Parent is a partnership and is not subject to federal and state income taxes. As such these financial statements do not include any federal or state income taxes.

3. TRANSACTIONS WITH AFFILIATES

Affiliate transactions

The Springridge Assets provide natural gas gathering and processing services to Chesapeake and a portion of the Springridge Assets’ expenditures is paid by or to Chesapeake. Each of these activities results in affiliate transactions.

Cash management

Chesapeake operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Purchases related to the Springridge Assets’ third-party transactions were paid in cash by Chesapeake within the centralized cash management system and were ultimately settled through an adjustment to division equity. Interest on outstanding net affiliate balances owed to the Springridge Assets was charged at a variable rate based on the Parent’s weighted average return on short-term investments (0.5% and 0.2% at September 30, 2010 and December 31, 2009, respectively). The outstanding affiliate balances were entirely settled through an adjustment to division equity in connection with the Springridge Acquisition.

Allocation of costs

The Springridge Assets do not have any employees. The employees supporting the operations of the Springridge Assets are employees of Chesapeake. For the purpose of these financial statements, a portion of Chesapeake’s general and administrative expenses has been allocated to the Springridge Assets in the form of a management services fee and included in the accompanying statements of operations. The management services fee represents allocable costs, including compensation, benefits, pension and postretirement costs, associated with the provision of services for or on the behalf of the Springridge Assets by the Parent related to the following: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources. General, administrative and management costs were allocated to the Springridge Assets based on direct operating expense of the Parent. Management considers these allocation methodologies to be reasonable. These general and administrative charges were $1.7 million and $0.7 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively.

SPRINGRIDGE ASSETS

NOTES TO FINANCIAL STATEMENTS

Summary of affiliate transactions

Revenues from affiliates include amounts earned by the Springridge Assets from gathering services to Chesapeake. Operating expenses include all amounts accrued or paid to affiliates for the operation of the Springridge Assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. For example, the Springridge Assets’ affiliate expenses are not necessarily those expenses attributable to generating affiliate revenues. The following table summarizes affiliate transactions (in thousands):

	Nine Months Ended September 30, 2010	Twelve Months Ended December 31, 2009
	(unaudited)
Revenue — affiliates	$39,685	$29,219
Operating expenses — affiliates	9,654	7,181

4. CONCENTRATION OF CREDIT RISK

Chesapeake generated all of the revenues of the Springridge Assets during the nine months ended September 30, 2010 and for the year ended December 31, 2009.

5. PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of the Springridge Assets’ property, plant and equipment is as follows (in thousands, except for estimated useful life):

	September 30, 2010	December 31, 2009	Estimated Useful Life
	(unaudited)		(in years)
Natural gas gathering systems	$326,198	$238,447	20
Other	1,901	1,189	3

Total property, plant and equipment	328,099	239,636
Accumulated depreciation	(13,392)	(4,511)

Total net property, plant and equipment	$314,707	$235,125

Included in gathering systems is $43.8 million and $42.7 million at September 30, 2010 and December 31, 2009, respectively, that is not subject to depreciation as the systems were under construction and have not been put into service. Depreciation expense was $8.9 million and $4.0 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively.

6. ACCRUED LIABILITIES

The following table provides the components of accrued liabilities (in thousands):

	Nine Months Ended September 30, 2010	Twelve Months Ended December 31, 2009
	(unaudited)
Sales, Payroll, and Property Tax	$982	$45
Payroll	867	671
Other	100	52

Total accrued liabilities	$1,949	$768

SPRINGRIDGE ASSETS

NOTES TO FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES

Environmental obligations

The Springridge Assets are subject to various environmental-remediation and reclamation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are currently no such matters that will have a material effect on the Springridge Assets’ results of operations, cash flows or financial position and has not recorded any liability in these financial statements.

Litigation and legal proceedings

From time to time, the Springridge Assets are involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material effect on the Springridge Assets’ results of operations, cash flows or financial position.

Lease commitments

Rent expense was approximately $2.4 million and $0.8 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. The Springridge Assets’ remaining contractual lease obligations as of September 30, 2010 represent obligations with an affiliate of Chesapeake for compression equipment as compression services are needed to support pipeline that is being placed in service in future periods.

Future minimum rental payments due as of December 31, 2009 are as follows (in thousands):

Operating Leases
2010	$3,688
2011	6,192
2012	6,347
2013	6,505
2014 and thereafter	5,731

Totals	$28,463

8. REVOLVING BANK CREDIT FACILITY

Borrowings were allocated from the Parent’s revolving credit facility to the Springridge Assets and are reported as revolving bank credit facility, affiliate. During 2009, investments in property, plant and equipment and working capital needs were funded through contributions from a Chesapeake affiliate. This affiliate did not have any outstanding debt during 2009, as such no debt was allocated to the Springridge Assets. At September 30, 2010 debt payable totaled $41.1 million and was $0.0 million at December 31, 2009. This debt includes interest and other terms generally consistent with the credit facility of the Parent. Borrowings bear interest at the Parent’s option at either (i) the greater of the reference rate of Wells Fargo Bank, National Association, the federal funds effective rate plus 0.50%, and the one-month LIBOR plus 1.00%, all of which are subject to a margin that varies from 1.75% to 2.25% per annum according to the most recent leverage ratio or (ii) the LIBOR plus a margin that varies from 2.75% to 3.25% per annum according to the most recent leverage ratio. Interest is payable quarterly or, if LIBOR applies, may be payable at more frequent intervals and the credit facility matures on July 31, 2015. Interest expense on the note was $0.1 million for the nine months ended September 30, 2010.

All assets of the Parent, including Springridge Assets, are pledged as collateral on all of the Parent’s debt.